SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

    Chicopee Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Chicopee Bancorp, Inc. The meeting will be held at Storrowton Tavern Carriage House, 1305 Memorial Avenue, West Springfield, Massachusetts on Wednesday, May 26, 2010 at 1:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Berry, Dunn, McNeil & Parker, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

William J. Wagner
President and Chief Executive Officer

Chicopee Bancorp, Inc.

70 Center Street

Chicopee, Massachusetts 01013

(413) 594-6692

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	1:00 p.m., local time, on Wednesday, May 26, 2010

PLACE	Storrowton Tavern Carriage House 1305 Memorial Avenue West Springfield, Massachusetts

ITEMS OF BUSINESS	(1) To elect five directors to serve for a term of three years.

(2) To ratify the selection of Berry, Dunn, McNeil & Parker as our independent registered public accounting firm for fiscal year 2010.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 31, 2010.

PROXY VOTING	It is important that your shares be represented at the annual meeting whether or not you plan to attend. Please note that you may vote your shares by telephone, online or by mail. Instructions for voting via telephone or online are shown in the proxy card or voting instruction card sent to you. You may also vote by completing, signing and dating the proxy card or voting instruction card and promptly returning it in the envelope provided.

By Order of the Board of Directors, Theresa C. Szlosek Corporate Secretary

Chicopee, Massachusetts April 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010—THIS PROXY

STATEMENT AND CHICOPEE BANCORP, INC.’S 2009 ANNUAL REPORT TO STOCKHOLDERS

ARE EACH AVAILABLE AT http://www.cfpproxy.com/6036

Chicopee Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Chicopee Bancorp, Inc. (“Chicopee Bancorp” or the “Company”) for the 2010 annual meeting of stockholders and for any adjournment or postponement of the meeting. The Company is the holding company for Chicopee Savings Bank (“Chicopee Savings” or the “Bank”).

We are holding the annual meeting at Storrowton Tavern Carriage House, 1305 Memorial Avenue, West Springfield, Massachusetts on Wednesday, May 26, 2010 at 1:00 p.m., local time. We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about April 19, 2010.

Information about Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Chicopee Bancorp common stock that you owned as of the close of business on March 31, 2010. As of the close of business on March 31, 2010, a total of 6,378,930 shares of Chicopee Bancorp common stock were outstanding. Each share of common stock has one vote.

The Company’s Articles of Organization provides that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares beneficially owned in excess of the 10% limit.

Ownership of Shares; Attending the Meeting

You may own shares of Chicopee Bancorp in one of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us (by returning the enclosed proxy card or by voting by telephone or the Internet) or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Chicopee Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect five directors to serve a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Berry, Dunn, McNeil & Parker as our independent registered public accounting firm for 2010, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. The rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other record owner of shares held in street name may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the broker or other record owner may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when a broker or other record owner is unable to vote on a particular proposal because the proposal is non-routine and the record owner has not received voting instructions from the beneficial owner.

The election of directors is not considered a routine matter. Therefore, a broker or other record owner of your shares held in street name may only vote your shares if you provide voting instructions. The ratification of Berry, Dunn, McNeil & Parker as our independent registered public accounting firm for 2010 is currently considered a routine matter.

How We Count Votes. If you return valid proxy instructions, vote by telephone or the Internet or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accountants, we will not count abstentions and broker non-votes as votes cast on the proposal. Therefore, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card or as indicated when you vote by telephone or the Internet. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	for each of the nominees for director; and

•	for ratification of the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, vote on a later date by telephone or the Internet or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Chicopee Savings Bank ESOP

If you participate in the Chicopee Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card for the plan that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP Trustee is May 19, 2010.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of sixteen members. All of the directors are independent as defined by the Rules of The NASDAQ Stock Market LLC, except for Mr. Wagner and Mr. Ormsby, who are officers of the Company, and Ms. Hayward, whose advertising agency received payment from the Company. In determining director independence, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Other Information Relating to Directors and Executive Officers—Transactions with Related Persons” including: (i) the commercial services provided to the Company in the past three years by businesses operated by Messrs. Bugbee, Masse, Engebretson and Ms. Tremble, the Board having determined that the amounts paid by the Company for such services were not material; and (ii) loans or lines of credit the Bank has directly or indirectly made to Messrs. Bardon, Bugbee, DuBois, Dupuis, Engebretson, Fitzgerald, Giokas, Lynch, Masse, Orlen and Picknelly and Ms. Tremble.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director position to further strengthen the Company’s corporate governance structure. Mr. William J. Giokas serves as our lead independent director. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board of Directors believes its administration of its risk oversight function is not affected by the Board’s leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors after Board meetings, as needed, and the Compensation Committee conducts performance evaluations of the Chairman of the Board and Chief Executive Officer.

Risk Oversight

The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each of these matters. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board of Directors is regularly informed about all such risks.

Committees of the Board of Directors

The following table identifies the members of our Audit, Compensation and Nominating and Corporate Governance Committees. All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market LLC. Each of the committees operates under a written charter that is approved by the Board of Directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.chicopeesavings.com).

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Thomas J. Bardon					X
James H. Bugbee
Arthur F. DuBois			X
Louis E. Dupuis			X
Douglas K. Engebretson			X
Gary G. Fitzgerald	X
William J. Giokas
Francine Jasinski Hayward
James P. Lynch					X
William D. Masse	X	*
Edmund J. Mekal
John P. Moylan					X	*
Gregg F. Orlen			X	*
W. Guy Ormsby
Paul C. Picknelly	X
Judith T. Tremble
William J. Wagner

Number of Meetings in 2009	6		2		3

*	Denotes Chairperson

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Gary G. Fitzgerald as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee reviews all compensation components including base salary, bonus, benefits and other perquisites. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Compensation Committee Report.”

Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee identifies individuals qualified to become board members, selects nominees for election as directors and develops a set of corporate governance policies and procedures. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are set forth below.

Nominating and Corporate Governance Committee Procedures

Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, an age requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements for service on the Board of Directors set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: contributions to the range of talent, skill and expertise for the Board; financial, regulatory and business experience and skills; familiarity with and participation in the local community; integrity, honesty and reputation in connection with upholding a position of trust with respect to customers; dedication to the Company and its stockholders; independence; equity holdings; and any other factors the Nominating and Corporate Governance Committee deems relevant, including diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but the diversity of the Board is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Chicopee Savings Bank. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria, set forth above. In addition, the Nominating and Corporate Governance Committee will interview the candidate and conduct a check of the candidate’s background.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2009, the Boards of Directors of the Company and the Bank held eight and ten meetings, respectively. All of the current directors attended at least 75% of the total number of the Board meetings held and committee meetings on which such directors served during 2009.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. Of the then 17 members of the board of directors, all attended the 2009 annual meeting of stockholders.

Code of Ethics and Business Conduct

Chicopee Bancorp has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) that is designed to ensure that directors and employees meet the highest standards of ethical conduct. The Code of Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws and regulations. In addition, the Code of Ethics is designed to deter wrongdoing, avoid the appearance of conflicts of interest and promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws and regulations.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Audit Committee of the Board of Directors of

Chicopee Bancorp, Inc.

William D. Masse, Chairperson

Gary G. Fitzgerald

Paul C. Picknelly

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company and the Bank during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash	Stock Award (1)	Option Awards (1)	Total
Thomas J. Bardon	$20,950	—	—	$20,950
James H. Bugbee	$21,250	—	—	$21,250
Arthur F. DuBois	$8,550	—	—	$8,550
Louis E. Dupuis	$9,692	—	—	$9,692
Douglas K. Engebretson	$16,317	—	—	$16,317
Gary G. Fitzgerald(2)	$8,775	—	—	$8,775
William J. Giokas	$16,117	—	—	$16,117
Francine Jasinski Hayward	$7,950	—	—	$7,950
James P. Lynch	$20,350	—	—	$20,350
William D. Masse	$10,550	—	—	$10,550
Edmund J. Mekal(3)	$14,450	—	—	$14,450
John P. Moylan	$15,534	—	—	$15,534
Gregg F. Orlen	$20,650	—	—	$20,650
Paul C. Picknelly	$10,550	—	—	$10,550
Judith T. Tremble	$14,150	—	—	$14,150

(1)	At December 31, 2009, 2,481 shares of unvested restricted stock were held in trust for each director listed above, except that no shares of restricted stock were held in trust for Mr. Fitzgerald. At December 31, 2009, options to purchase 11,600 shares of common stock were held by each director listed above, except that Mr. Fitzgerald held no options.
(2)	Mr. Fitzgerald was appointed to the Board of Directors on February 26, 2009.
(3)	Mr. Mekal resigned from the board of directors effective February 23, 2010.

Cash Retainers and Fees for Non-Employee Directors. Each non-employee director of Chicopee Bancorp receives a $3,000 annual retainer. In 2009, members of the Audit Committee received an additional $3,500 annual retainer.

Each non-employee director of the Bank receives $450 per meeting of the Board of Directors attended. In addition, each member of the Executive Committee receives a $13,000 annual retainer, while members of subcommittees of the Bank’s Board of Directors receive $300 per meeting attended. William J. Giokas receives $400 per board meeting of the Bank attended, in addition to the fees paid to directors, for service as Clerk of the Bank.

In 2007, and pursuant to the Chicopee Bancorp, Inc. 2007 Equity Incentive Plan, each non-employee director received an award of 4,136 shares of restricted stock. In addition, each non-employee director was granted stock options to acquire 11,600 shares of common stock at an exercise price of $14.29. Both the restricted stock awards and the stock option grants vest in five equal annual installments commencing on July 26, 2008.

Director Emeritus Program. Chicopee Bancorp maintains a director emeritus program for retired directors. A director emeritus must be available to advise and consult with management, represent and promote the interests of Chicopee Bancorp and its affiliates and refrain from business that competes with the business of Chicopee Bancorp and its affiliates. Under the program, all duly elected directors of Chicopee Bancorp who have served at least nine years as a director of Chicopee Savings Bank or Chicopee Bancorp are eligible to be appointed as a director emeritus. Each director emeritus serves a term of one year and may be reappointed for successive terms up to a maximum of five years. Participating directors receive an annual fee of $2,500 and are eligible to participate in any plan of the Bank, or any affiliate, that grants stock-based benefits to non-employee directors. Additionally, while serving as a director emeritus, any unvested or unexercisable stock-based awards held by a director emeritus continues to vest or become exercisable, subject to the terms and conditions of the grant or plan under which the awards were granted. The current directors emeriti are Edward Fitzgerald, Edmund Mekal, Barry Soden and Edwin Sowa.

Stock Ownership

The following table provides information with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Percentages are based upon 6,378,930 shares outstanding as of March 31, 2010.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Chicopee Savings Bank Charitable Foundation 70 Center Street Chicopee, Massachusetts 01013	529,064	(1)	8.3%

Chicopee Savings Bank Employee Stock Ownership Plan 70 Center Street Chicopee, Massachusetts 01013	590,909	(2)	9.3%

Sy Jacobs Jacobs Asset Management, LLC JAM Managers L.L.C. JAM Partners, LP 15th Avenue New York, New York 10003	441,739	(3)	6.9%

Clover Partners, L.P. Clover Investments, L.L.C. Michael C. Mewhinney 2100 McKinney Ave, Ste 1500 Dallas, TX 75201	402,051	(4)	6.3%

Dalton Greiner, Hartman, Maher & Co. 565 Fifth Avenue, Suite 2101 New York, NY 10017	398,817	(5)	6.3%

(1)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 26, 2010. The Foundation’s gift instrument requires that all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of Company common stock on all proposals considered by stockholders of the Company.
(2)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 27, 2010. Includes 114,789 shares that have been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.
(3)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 16, 2010.
(4)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 8, 2010.
(5)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 15, 2010.

The following table provides information as of March 31, 2010 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and by all directors, nominees for director and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned(1)	Percent of Common Stock Outstanding(2)
Maria J.C. Aigner(3)	57,579	*
Thomas J. Bardon(4)	32,439	*
James H. Bugbee(5)	11,826	*
Alzira C. Costa	47,013	*
Arthur F. DuBois(6)	8,221	*
Louis E. Dupuis(7)	13,548	*
Douglas K. Engebretson(8)	22,076	*
Gary G. Fitzgerald	300	*
William J. Giokas(9)	18,276	*
Francine Jasinski Hayward(10)	11,276	*
James P. Lynch(11)	9,076	*
William D. Masse	18,776	*
John P. Moylan(12)	17,121	*
Russell J. Omer	72,752	1.1%
Gregg F. Orlen(13)	23,776	*
W. Guy Ormsby	84,734	1.3%
Paul C. Picknelly	28,776	*
Judith T. Tremble	11,276	*
William J. Wagner(14)	147,151	2.3%

All Executive Officers, Directors and Director Nominees, as a Group (19 persons)	635,992	9.7%

*	Represents less than 1% of the Company’s outstanding shares.
(1)	For each non-employee director, amounts include 2,481 shares of restricted stock held in trust and 4,640 shares that can be acquired pursuant to stock options within 60 days of March 31, 2010. In addition, for each executive officer listed, amounts include the following:

Name	Shares of Restricted Stock (held in trust)	Shares Allocated Under ESOP (held in trust)	Shares Credited Under SERP (held in trust)	Shares Credited Under SBERA 401(k) Plan (held in trust)	Stock Options Exercisable within 60 Days
Maria J.C. Aigner	16,068	3,313	—	12,391	17,855
Alzira C. Costa	16,068	4,790	—	8,300	17,855
Russell J. Omer	24,996	5,631	—	9,778	26,782
W. Guy Ormsby	32,121	5,672	2,178	4,300	32,734
William J. Wagner	44,621	5,672	8,188	12,068	53,564

Executives have voting but not investment power with respect to shares of restricted stock, shares allocated under the ESOP and shares credited under the SERP. Executives have investment but not voting power with respect to shares credited under the SBERA 401(k) Plan.

(2)	Based on 6,378,930 shares of Company common stock outstanding and entitled to vote as of March 31, 2010.
(3)	Includes 600 shares held jointly with her daughter and 7,352 held in an individual retirement account.
(4)	Includes 11,248 shares held in an individual retirement account of Mr. Bardon’s spouse.
(5)	Includes 350 shares held by each of Mr. Bugbee’s three children and 2,000 shares held in his individual retirement account.
(6)	Held jointly with Mr. DuBois’ spouse.

(7)	Includes 3,500 shares held in an individual retirement account of Mr. Dupuis’ spouse.
(8)	Includes 2,000 shares held by a trust for which Mr. Engebretson’s spouse is the trustee.
(9)	Includes 1,000 shares held in an individual retirement account of Mr. Giokas’ spouse; 500 shares held by Mr. Giokas’ son; 4,000 shares held in Mr. Giokas’ individual retirement account; and 4,000 shares held by a corporation of which Mr. Giokas is an owner. Mr. Giokas shares voting and investment power over the shares held by the corporation.
(10)	Includes 620 shares held in Ms. Hayward’s individual retirement account and 620 shares held in an individual retirement account of Ms. Hayward’s spouse.
(11)	Held jointly with Mr. Lynch’s spouse.
(12)	Held jointly with Mr. Moylan’s spouse.
(13)	Includes 10,000 shares held in Mr. Orlen’s individual retirement account.
(14)	Includes 4,450 shares held in Mr. Wagner’s individual retirement account, 100 shares held in an individual retirement account of Mr. Wagner’s spouse, and 570 and 590 shares held by Mr. Wagner’s two daughters, respectively.

Proposal 1 — Election of Directors

The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. Five nominees have been nominated for election at the annual meeting to serve for a three-year term, or until their respective successors have been elected and qualified. The Board of Directors has nominated Francine Jasinski Hayward, James P. Lynch, William D. Masse, W. Guy Ormsby and William J. Wagner. All of the Board’s nominees are current directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2009. The indicated period for service as a director includes service as a director of the Bank.

Nominees for Election of Directors

The nominees standing for election to serve for a three-year term are:

Francine Jasinski Hayward is the co-owner and President of Jasin Advertising, Inc., Jasin Advertising has been providing advertising services to this Company for nearly 50 years and is familiar with our local markets, our competitors and the services of our Company. Ms. Hayward holds a Bachelor of Arts degree, and her expertise in marketing and the Company is invaluable to the board. Age 49. Director since 1999.

James P. Lynch is recently retired. Previously, Mr. Lynch served 30 years with the Chicopee Housing Authority and 21 years as their executive director. Mr. Lynch holds a Bachelor of Arts degree, Mr. Lynch’s family owned and operated several retail establishments within the community as well. Mr. Lynch brings to the board his extensive knowledge of the local housing and rental markets and his familiarity with the funding and administrative requirements of nonprofit organizations. Age 61. Director since 2004.

William D. Masse is the President of Granfield, Bugbee & Masse Insurance Agency. Mr. Masse has been in the insurance business for 32 years. He majored in economics and accounting at Williams College and offers a strong economic and accounting backround to the Company’s Audit Committee. Mr. Masse is the past president of the Valley Opportunity Council operating in Chicopee and Holyoke and has been serving on their board for the past 15 years. Age 53. Director since 1998.

W. Guy Ormsby has been the Executive Vice President and Treasurer of Chicopee Savings Bank since 1983. Mr. Ormsby also serves as Executive Vice President, Chief Financial Officer of Chicopee Bancorp. Age 65. Director since 1986.

William J. Wagner is the President and Chief Executive Officer of Chicopee Savings Bank. He has served in this capacity since 1984. Mr. Wagner also serves as President and Chief Executive Officer of Chicopee Bancorp, as well as Chairman of the Board of Chicopee Bancorp. Age 63. Director since 1984.

The following directors have terms ending in 2011:

Arthur F. DuBois is retired. Previously he was an account executive with Lebel-Lavigne Insurance Agency. Previous to his position with Lebel-Lavigne Insurance Agency, Mr. DuBois owned and operated an insurance agency in Chicopee for many years. His expertise in the insurance industry and knowledge of the local business community is a value to the Company. Age 77. Director since 1980.

William J. Giokas is the President and co-owner of Lamb Knitting Machine Corp. Mr. Giokas serves as the Clerk of the Corporation for Chicopee Savings Bank and the Lead Independent Director for Chicopee Bancorp, Inc. Mr. Giokas serves on the Bank’s Asset/Liability Committee. Mr. Giokas practiced law for five years prior to joining Lamb Knitting 25 years ago. Mr. Giokas has, in the past, served as chairman/president of the board of directors of several local area non-profit organizations. Mr. Giokas holds a Bachelor of Science degree in mechanical engineering and a Juris Doctorate. Mr. Giokas brings both a business and legal perspective to our boardroom. Age 63. Director since 1987.

John P. Moylan is an attorney. Prior to his retirement in 2005, Mr. Moylan served as Deputy Superintendent of the Holyoke Soldiers Home. Mr. Moylan served as the Mayor of Chicopee from 1978 through 1980 and the Board of Alderman in years prior. For a ten-year period, Mr. Moylan served as the president of the Chicopee Visiting Nurses Association. Mr. Moylan was a Grand Knight of the Chicopee Knights of Columbus fraternal organization and also served as a Grand Marshall for the Holyoke St. Patrick’s Day Parade. Mr. Moylan holds a Juris Doctorate. Mr. Moylan’s political and legal experience and extensive knowledge of the local business community is invaluable to the board. Age 75. Director since 1996.

Gregg F. Orlen is the owner of Gregg Orlen Custom Homebuilders and works as an excavating contractor. Mr. Orlen served on the development committee for South Hadley’s municipal golf course, The Ledges, and was responsible for the oversight of the construction phase. He remained on the golf course commission, while a resident of South Hadley. Mr. Orlen holds a Bachelor of Science in Business Management. Mr. Orlen is a well-established premier builder of residential homes within our market and brings to the board his extensive knowledge of the local housing market. Age 60. Director since 1999.

Judith T. Tremble is an Executive Vice President of Valley Communications Systems, Inc., a total communications systems business in operation since 1945 within Chicopee offering sales, service and design. For the past 15 years, Ms. Tremble has been serving on the Board of Trustees of Bay Path College. She served on the board of Career Point (a non-profit workforce development agency) for 12 years and as their president for three of those years. Ms. Tremble brings to the board a unique perspective of the local business and educational community. Age 66. Director since 1999.

The following directors have terms ending in 2012:

Thomas J. Bardon is the Vice President and Treasurer of Chicopee Provision Co., Inc., a meat manufacturing company and home of the Blue Seal brand operating in Chicopee since 1920. Mr. Bardon was the owner and operator of Custom Electronics, formerly operating in Chicopee . Mr. Bardon brings to the board tremendous experience of operating two very successful local businesses. Age 69. Director since 1981.

James H. Bugbee is the Vice President and Treasurer of Granfield, Bugbee & Masse Insurance Agency. Mr. Bugbee holds a Bachelor of Science degree in Business Administration from Western New England College. He currently serves on the board of the Chicopee Boys & Girls Club and was the past president/chairman of several local non-profit organizations. His expertise in the insurance industry, knowledge of the community, and business contacts are a value to the Company. Age 47. Director since 1996.

Louis E. Dupuis is retired. Prior to his retirement, Mr. Dupuis owned and managed Ames Electroplating, formerly of Chicopee. Mr. Dupuis holds a Bachelor of Administration degree from Western New England College with a major in engineering and a minor in accounting. Mr. Dupuis served on the Company’s Audit Committee for several years. He is a charter member of the Rotary International of Chicopee and served as the past president/chairman for several non-profit and civic organizations. Mr. Dupuis volunteers as the property maintenance person for Jericho – The Bureau for Exceptional Children and Adults, a non-profit organization for special needs individuals. He also owned and operated an apple orchard in the area for 15 years. As a former manufacturing business owner, accounting major, and long standing member of the board, Mr. Dupuis brings to the board many attributes including institutional knowledge. Age 78. Director since 1973.

Douglas K. Engebretson is the President of Tessier Associates, Inc., an architecture and interior design firm providing services for Western New England since 1923. Mr. Engebretson received his Bachelor of Architecture degree from the University of Arizona. Among his professional affiliations, he is on the boards of the National Architectural Accrediting Board and the National Council of Architectural Registration Boards and is extremely active in the community. Mr. Engebretson is a recipient of the Fellowship, Group Study Exchange Award to Norway, by Rotary International. Mr. Engebretson brings to the Board a unique perspective of the market from a developers perspective along with local business and community contacts. Age 63. Director since 2000.

Gary G. Fitzgerald is a Certified Public Accountant and a Principal and Treasurer of Downey, Sweeney, Fitzgerald & Co., P.C. a Certified Public Accounting Firm. Mr. Fitzgerald served on the Board of Corporators of the Bank from 1993 until its dissolution in 2006. He holds a Masters of Science in Taxation degree. His extensive accounting background makes him a valuable asset to the Audit Committee, and he has been designated by the Board as the Company’s Financial Expert. Age 43. Director since 2009.

Paul C. Picknelly is a hotel owner and operator, as well as a commercial real estate developer. Mr. Picknelly currently serves as President of the Sheraton Springfield, the Hilton Garden Inn in Springfield and Worcester and the Country Inn & Suites in Holyoke. Mr. Picknelly also serves as President of the Monarch Place Office Complex. Mr. Picknelly brings to the board his unique and extensive knowledge of the local economy from a hotel management and real estate developer perspective as well having many community and political contacts. Age 49. Director since 2000.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Berry, Dunn, McNeil & Parker to be its independent registered public accounting firm for the 2010 fiscal year, subject to ratification by stockholders. A representative of Berry, Dunn, McNeil & Parker is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of Berry, Dunn, McNeil & Parker is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2009 and December 31, 2008 by Berry, Dunn, McNeil & Parker:

	2009	2008
Audit Fees	$198,460	$182,557
Audit-Related Fees(1)	11,474	21,018
Tax Fees	—	—
All Other Fees(2)	8,402	—

(1)	For 2009 and 2008, audit-related fees include agreed-upon attestation services related to the Company’s employee benefit plans and audit of the Company’s Employee Stock Ownership Plan.
(2)	For 2009, consists of fees relating to the Company’s responses to comments from the Securities and Exchange Commission.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended December 31, 2009, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the named executive officers whose compensation is detailed in this proxy statement. These named executive officers are the chief executive officer, the chief financial officer and the other three most highly compensated executive officers serving as of December 31, 2009, as listed in the Summary Compensation Table.

Overview of 2009

Chicopee Bancorp is facing a challenging economic environment. At the same time, it is critical that Chicopee Bancorp retain and attract experienced talent. In recognition of these circumstances, the Compensation Committee made the following decisions:

•	No cash bonuses were paid to our named executive officers for 2009,

•	No stock options or restricted stock awards were granted to our named executive officers in 2009,

•	No increase in base salary was awarded to our chief executive officer and chief financial officer in 2009, and

•	For 2010, no increase in base salary was awarded to any of our named executive officers, as listed in the Summary Compensation Table.

The Compensation Committee’s decision not to increase base salary was made at the request of each named executive officer.

Our Compensation Philosophy

Our compensation philosophy starts from the premise that the success of Chicopee Bancorp depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives. However, we recognize that the company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on the following principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Our compensation program currently relies on three primary elements: (i) base compensation or salary; (ii) discretionary cash-based, short-term incentive compensation; and (iii) long-term performance incentives in the form of stock-based compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team.

Base Compensation. Our chief executive officer and chief financial officer did not receive an increase in base salary for 2009. The salaries of our named executive officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our named executive officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources including an independent compensation consultant. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment. See “Executive Compensation – Summary Compensation Table” for the salaries paid to our named executive officers in 2009.

Cash-Based Incentive Compensation. None of our named executive officers received a cash bonus for 2009. On an annual basis, the Compensation Committee of the Board of Directors determines whether it will establish a cash-based incentive program for our named executive officers. The implementation of a cash-based incentive program is based primarily on the financial performance of the company. If Company earnings are strong and our named executive officers have attained certain pre-established performance objectives, the Compensation Committee may authorize cash bonuses. The objective of a cash-based incentive compensation program is to drive annual performance at both the Company and individual levels to the highest attainable levels by establishing floor, target and ceiling thresholds tied to increasing levels of incentive awards. Although the Compensation Committee elected not to implement a cash-based incentive program in 2009, it remains the position of the Compensation Committee to continue to use cash-based incentives when the financial performance of the Company warrants it.

Long-Term Incentive Compensation. None of our named executive officers received a grant of stock options or restricted awards in 2009. In 2007, our named executive officers received a grant of stock options and restricted stock awards, and no subsequent awards have been made to the named executive officers. Our long-term incentive compensation plan is based on the delivery of equity-based compensation, including stock options and restricted stock awards, to our named executive officers, key employees and directors through our 2007 Equity Incentive Plan, which was approved by our shareholders at the 2007 annual meeting. We believe that stock-based compensation enables us to retain high level executives and tie the compensation of those executives to the creation of long-term value for our stockholders. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The Compensation Committee believes that equity-based compensation is an important element of our overall compensation philosophy that provides officers and directors with incentives linked to the performance of our common stock. The nature and size of the awards under our equity-based program are based on a number of factors including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions and the tax and accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee

We rely on the Compensation Committee to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consisted of four independent directors in 2009, is also responsible for the administration of our compensation programs and policies, including the administration of our cash-based and stock-based incentive programs as well as our own tax qualified plans. The Committee reviews and approves all compensation decisions relating to our officers and the Committee reviews the risks associated with our compensation policies and practices. The compensation of our Chief Executive Officer and the other named executive officers are set by the Committee. The Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources attend the Compensation Committee meetings at the invitation of the Committee. The Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources do not participate in any discussions on their own compensation and do not vote on matters presented in the Committee. The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities.

In 2010, Arthur Warren Associates, an independent compensation consulting company, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. The Committee met with the compensation consultant in March 2010 to review the consultant’s report. With the help of the compensation consultant, the Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation does not encourage management to assume excessive risks. In its review, the Compensation Committee concluded that significant weighting towards long-term incentive compensation discourges short-term risk taking and that the significant number of shares of stock of the Company owned by the named executive officers discourages excessive risk taking.

The Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program.

Role of Compensation Consultants

During 2009, the Compensation Committee evaluated compensation survey data and other information provided by Arthur Warren Associates, to assist us in evaluating salary levels for officer promotions and other changes in job functions, as well as benchmarking our compensation program against our peers to ensure that our program is consistent with prevailing practices in our industry. For executive management purposes, the asset size of the bank was also considered when comparing compensation against our peers. The peer group of publicly traded banks consisted of 15 banks within New England having assets ranging between $540 million and $1.2 billion. The banks included in the peer analysis were Central Bancorp, First Litchfield Financial Corporation, Hampden Bancorp, Hingham Institution for Savings, Legacy Bancorp, LSB Corporation, Meridian Interstate Bancorp, Naugatuck Valley Financial Corp, New England Bancshares, New Hampshire Bancshares, Newport Bancorp, PSB Holdings, Salisbury Bancorp, SI Financial Group, Westfield Financial, Inc,. There were no fees paid during the year 2009 for services performed by Arthur Warren Associates.

Role of Management

Our Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Human Resources do not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of their own compensation.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is the comparative analysis of our compensation mix and levels relative to a peer group of publicly traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. In 2009, our peer group was selected with the assistance of compensation consultants on the basis of several factors, including geographic location, size, operating characteristics, and financial performance. Annually, we participate in a compensation survey with Pearl Meyer & Partner’s office located in Southborough, Massachusetts. This survey included 119 banks and financial institutions with operations primarily in Massachusetts and detailed 82 officer positions, 79 non-officer positions and included over 14,700 incumbents. All data was effective as of April 1, 2009 with bonus and short-term annual incentive plan pay-outs based on the 2008 calendar year, but paid in 2009. Compensation data for 82 officer positions was reported by asset size as well as mutual vs. stock form of ownership and detailed long term incentive data. The survey consisted of five asset-size groupings and also provided current compensation trends and observations within the market for compensation policies and practices. The Bank’s asset size was within the $500 million to $800 million group. Within that group, 16 institutions reported having median total assets of $610 million. Of that total 31% of the banks reporting were stock banks and 69% were mutual banks. The Bank was able to compare compensation for its five executive officers to those within our asset size as well as other asset size groupings.

When evaluating compensation for our executive officers, in addition to considering the relevance of the data disclosed in the compensation surveys, the following is also considered:

•	Our business need for certain executive officer’s skills;

•	The contributions an executive officer has made or we believe will make to our success; and

•	The transferability of an executive officer’s managerial skills to other potential employers.

Allocation Among Compensation Components

With the implementation of a stock-based incentive program, the mix of base salary, bonus and equity compensation varies depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management should be performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Potential Post-Termination or Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of Chicopee Bancorp and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Each of our executives who has an employment agreement or a change in control agreement has a provision in his or her agreement that provides for certain benefits in the event of voluntary or involuntary termination following a change in control. These provisions along with the estimated severance payments for the executives are described in the “Potential Post-Termination or Change in Control Benefits” section of this proxy statement. In addition, the employment agreements contain provisions which provide for certain severance benefits in the event we terminate an executive’s employment for reasons other than cause. These provisions along with the estimated severance payments for the executives are described in the “Potential Post-Termination or Change in Control Benefits” section of this proxy statement.

Tax and Accounting Considerations

In consultation with our tax and accounting advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Retirement Benefits; Employee Welfare Benefits

We offer our employees two tax-qualified retirement plans, which include a 401(k) plan and an employee stock ownership plan.

Our primary retirement vehicle is our 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions that we match at a specified level. We also provide a safe harbor contribution of 3% of pay. In addition, we maintain an employee stock ownership plan that allows participants to accumulate a retirement benefit in employer stock at no cost to the participant.

Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans. We also provide the Chief Executive Officer, Chief Financial Officer and certain other executive officers with supplemental executive retirement agreements which provide the executives with an annual retirement benefit. See “Executive Compensation – Nonqualified Deferred Compensation” for a description of the Executive Supplemental Retirement Income Arrangements.

In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also maintain an employee severance compensation plan for all eligible employees who do not have a change in control agreement or employment agreement with Chicopee Bancorp. This plan provides the employees with a severance benefit in the event their employment is terminated within one year of a change in control.

Perquisites

We provide certain of our officers, including the Chief Executive Officer and Chief Financial Officer, with perquisites similar to those provided to executives employed by our peers. The perquisites are intended to further the officers’ abilities to promote the business interests of Chicopee Bancorp in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through a combination of retainers and meeting fees. Outside directors also participate in our equity incentive plan. Directors who are also employees of Chicopee Bancorp do not receive additional compensation for service on the Board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. See “Director Compensation” for the compensation paid to our board of directors in 2009.

Stock Compensation Grant and Award Practices

The Compensation Committee annually considers whether to make stock option grants and/or award other forms of equity under the 2007 Equity Incentive Plan. In 2009, the Compensation Committee did not grant any equity awards to the outside directors or named executive officers of Chicopee Savings Bank. Future grants or awards may be made based on specific circumstances such as a new hire, a contractual commitment or a change in position or responsibility. Under the 2007 Equity Incentive Plan, as approved by the Company’s shareholders in 2007, the exercise price of a stock option is the closing market price on the date of a grant. The grant date is the date the Compensation Committee approves the award in accordance with the plan.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material, nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified, as appropriate. Similarly, we have never timed the release of material, nonpublic information with the purpose or intent of affecting the value of executive compensation.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our executive officers and Board members. Massachusetts law requires that each director own Company common stock having a fair market value of not less than $1,000. However, as a practical matter, our officers and directors hold significant interests in our stock, whether accumulated through individual purchases or participation in stock compensation programs. See the “Stock Ownership” section in this proxy statement.

Compensation for the Named Executive Officers

Chief Executive Officer Compensation. Mr. Wagner requested that the Compensation Committee defer any increase in his salary at the time of his performance evaluation due to the current economic climate, including future economic challenges that could affect the Company in 2010. The Compensation Committee, along with the support of the Board of Directors, expressed their desire to re-evaluate a salary increase for Mr. Wagner during 2010. Therefore, Mr. Wagner’s base salary remains $346,081, at the time of this publication. On December 17, 2009, the Bank’s Board of Directors renewed Mr. Wagner’s employment agreement for an additional year so that the term of the agreement remains three years.

Compensation for Our Other Named Executive Officers. The Compensation Committee recommends base salaries for other named executive officers subject to Board approval in a manner consistent with the base salary guidelines applied for executive officers of the Company as a whole. In general, the Compensation Committee considers the Company’s financial performance, peer group financial performance and compensation survey data when making decisions regarding a named executive officer’s compensation, including salary, bonus and awards made under the 2007 Equity Incentive Plan. See “-Peer Group Analysis” for detailed information on the Company’s peer group. For the same reasons as Mr. Wagner, the other members of the executive team, W. Guy Ormsby, Russell J. Omer, Alzira C. Costa and Maria J.C. Aigner requested that the Compensation Committee defer any increase in salary for 2010 and therefore base salary remained at $206,981, $185,000, $130,000 and $110,000 respectively. Similar to the circumstances regarding Mr. Wagner’s salary review for 2010, the Compensation Committee may re-evaluate a salary increase for Mr. Ormsby, Mr. Omer, Ms. Costa and Ms. Aigner, during 2010 The Compensation Committee did not grant any equity awards to the named executive officers in 2009. See “Executive Compensation-Grants of Plan Based Awards” for detailed information on the equity awards. We believe that the compensation for our named executive officers is consistent with our compensation philosophy as described above.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of the Company, as well as the three other most highly compensated executive officers of the Company who received total compensation of $100,000 or more during the year ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
William J. Wagner Chairman, President and Chief Executive Officer	2009	346,081	—	—	—	249,814	595,895
	2008	346,081	—	—	—	236,051	582,132
	2007	332,770	1,062,704	524,919	38,175	244,741	2,203,309

W. Guy Ormsby Executive Vice President and Chief Financial Officer	2009	206,981	—	—	—	109,641	316,622
	2008 2007	206,981 199,020	— 765,015	— 320,785	— 31,723	105,261 113,175	312,242 1,430,118

Russell J. Omer Executive Vice President of Lending	2009	185,000	—	—	—	59,889	244,889
	2008 2007	177,000	—	—	—	57,336	234,336
		170,000	595,321	262,460	9,357	71,623	1,108,761

Alzira C. Costa Senior Vice President Operations and Security	2009	130,000	—	—	—	56,979	186,979
	2008 2007	125,000	—	—	—	54,305	179,305
		120,120	382,715	174,973	20,281	58,844	756,933

Maria J.C. Aigner Senior Vice President Human Resources	2009	110,000	—	—	—	11,985	121,985
	2008 2007	104,000 96,000	— 382,715	— 174,973	— 8,109	12,712 14,732	116,712 676,529

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information on the assumptions used in the valuation of the stock awards, see Note 17 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information on the assumptions used in the valuation of the options, see Note 17 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(3)	For 2007, represents the aggregate change in the actuarial present value of accumulated benefit under the Chicopee Savings Bank Pension Plan.
(4)	Amounts shown for 2009 include, but are not limited to: (i) executive supplemental retirement income agreement contributions of $205,720, 83,892, 43,798, and 40,954, respectively, for Mr. Wagner, Mr. Ormsby, Mr. Omer and Ms. Costa; (ii) employee stock ownership plan allocations of $16,091, 16,091, 16,091, 16,025 and 11,985, respectively, for Mr. Wagner, Mr. Ormsby, Mr. Omer, Ms. Costa and Ms. Aigner; and (iii) supplemental executive retirement plan contributions of $28,003 and $9,658 respectively, Mr. Wagner and Mr. Ormsby.

Employment Agreements

The Company and the Bank each maintain three-year employment agreements with William J. Wagner and W. Guy Ormsby. The Company and Bank employment agreements may be renewed on an annual basis for an additional year beyond the then current expiration date in connection with each executive’s performance review by the Board of Directors of the Bank. The current base salaries under the employment agreements for Messrs. Wagner and Ormsby are $346,081 and $206,981, respectively. Each executive’s salary is reviewed at least annually. In addition to base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The employment agreements also provide the executives with certain payments and benefits upon termination of service. See “Potential Post-Termination or Change in Control Benefits.”

The Bank or the Company (as applicable) will pay all reasonable costs and legal fees paid or incurred by Mr. Wagner or Mr. Ormsby in any dispute or question of interpretation relating to their employment agreements if the executives are successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank or the Company (as applicable) will indemnify Mr. Wagner and Mr. Ormsby to the fullest extent legally allowable and subject the executives to a one year non-compete in the event their employment is terminated for reasons other than a change in control or cause.

Change in Control Agreements

The Bank maintains change in control agreements with Mr. Omer, Ms. Costa and Ms. Aigner. Each change in control agreement has a three-year term which renews daily. If, within two (2) years of a change in control, Mr. Omer, Ms. Costa or Ms. Aigner involuntarily or voluntarily (upon the occurrence of circumstances specified in the agreements) terminates employment with the Bank for reasons other than for cause, the officer will be entitled to receive a lump sum severance payment equal to three times his or her average annual compensation for the five years preceding the change in control, plus continued health insurance coverage for thirty-six months from his or her termination date. See “Potential Post-Termination or Change in Control Benefits.”

Grants of Plan-Based Awards

The Compensation Committee did not grant any restricted stock awards or stock options to the Company’s named executive officers in 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that had not vested as of December 31, 2009 for each named executive officer.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William J. Wagner	53,564	80,344	14.29	7/26/2017	44,621	556,870
W. Guy Ormsby	32,734	49,099	14.29	7/26/2017	32,121	400,870
Russell J. Omer	26,782	40,172	14.29	7/26/2017	24,996	311,950
Alzira C. Costa	17,855	26,781	14.29	7/26/2017	16,068	200,529
Maria J.C. Aigner	17,855	26,781	14.29	7/26/2017	16,068	200,529

(1)	The market value of unvested restricted stock is based upon the closing price of the Company’s common stock on December 31, 2009 of $12.48.
(2)	Stock options and stock awards vest at a rate of 20% per year on July 26, 2010, July 26, 2011 and July 26, 2012.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our Named Executive Officers on option award exercise and stock awards vested during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise	Value realized on exercise	Number of Shares acquired on vesting	Value Realized on vesting
William J. Wagner	—	$—	14,873	$196,919
W. Guy Ormsby	—	—	10,707	141,761
Russell J. Omer	—	—	8,332	110,316
Alzira C. Costa	—	—	5,357	70,927
Maria J.C. Aigner	—	—	5,357	70,927

Executive Supplemental Retirement Income Agreements. The Bank maintains individual executive supplemental retirement income agreements with Messrs. Wagner, Ormsby and Omer and Ms. Costa. The Bank satisfies it obligations under the executive supplemental retirement income agreements by making annual contributions to secular grantor trusts established for each of the executives. The amount of the Bank’s annual contributions are reported in the Summary Compensation Table and the contributions constitute taxable income to the executives. These contributions are invested at the direction of the executives to fund the executive supplemental retirement income agreement benefits. If an executive exercises withdrawal rights with respect to the contributions made to the secular grantor trust, the Bank continues to accrue “phantom” contributions to the grantor trust, but makes no further contributions to the secular trust on the participant’s behalf. Benefits may be distributed from the trust upon retirement, death or termination of service. See “Potential Post-Termination or Change in Control Benefits.”

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan. The Bank maintains the Chicopee Savings Bank Supplemental Executive Retirement Plan, a non-tax-qualified defined contribution retirement plan, for the purpose of providing restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) Plan. Mr. Wagner and Mr. Ormsby are currently the only participants in the plan (see table below). The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. In addition to providing for benefits lost under the employee stock ownership plan and 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. See “Potential Post-Termination or Change in Control Benefits.”

The following table provides information for the nonqualified deferred compensation plan in which the named executive officers participated in 2009.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in 2009 ($)	Aggregate Balance at Last Fiscal Year End ($)
William J. Wagner	Supplemental Executive Retirement Plan	$28,003	—	$74,186

W. Guy Ormsby	Supplemental Executive Retirement Plan	9,658	—	17,517

Potential Post-Termination or Change in Control Benefits

Payments Made Upon Termination for Cause. If Mr. Wagner or Mr. Ormsby is terminated for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Under the executive supplemental income agreements for Messrs. Wagner, Ormsby and Omer and Ms. Costa, if the executive does not exercise his/her withdrawal rights and is terminated for cause, no further contributions to the executive’s secular grantor trust will be required of the Bank, and if not yet made, no contribution will be required for the plan year in which such termination for cause occurs. Under similar circumstances and if the executive exercises his/her withdrawal rights, the entire balance of the executive’s accrued benefit account at the time of the termination, which shall include any phantom contributions which have been recorded plus interest accrued on such phantom contributions, will be forfeited.

All benefits credited to Messrs. Wagner and Ormsby under the supplemental executive retirement plan are nonforfeitable under the plan and therefore will be distributed to each executive upon termination of employment for any reason.

All unvested stock awards and unvested or unexercised stock options granted under the 2007 Equity Incentive Plan will be forfeited in the event of termination for cause.

Payments Made Upon Voluntary Termination and Termination without Cause or for Good Reason. If Mr. Wagner or Mr. Ormsby voluntarily terminates his employment under circumstances that would not constitute good reason (as defined in the executive’s employment agreement), he would be entitled to receive his compensation and vested rights and benefits up to the date of his termination. If the Company or the Bank chooses to terminate Mr. Wagner’s and Mr. Ormsby’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, each executive (or, upon his death, his beneficiary) would be entitled to receive a lump sum severance payment equal to his base salary due for the remaining term of his employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Bank and the Company during the remaining term of his employment agreement. In addition, each executive would also be entitled to continued life, health and dental coverage for the remaining term of the employment agreements. Upon termination of the executive’s employment under these circumstances, he must adhere to a one-year non-competition restriction.

Under the executive supplemental retirement income agreements for Messrs. Wagner, Ormsby and Omer and Ms. Costa, if the executive does not exercise his/her withdrawal rights and is involuntarily terminated for any reason, including a termination due to disability but excluding termination for cause, or termination following a change in control, within 10 days of the involuntary termination of employment, the Bank will be required to make an immediate lump sum contribution to the executive’s secular grantor trust in an amount equal to the: (i) the full contribution required for the plan year in which the involuntary termination occurs, if not yet made, plus (ii) the present value of the lesser of (A) the next five years contributions to the secular grantor trust or (B) all remaining contributions to the secular grantor trust; provided however, that, if necessary, an amount shall be contributed to the secular grantor trust which is sufficient to provide the executive with after tax benefits beginning at the benefit date, equal in amount to that benefit which would have been payable to the executive if no secular trust had been implemented and the benefit obligation had been accrued under applicable accounting guidance. Under similar circumstances and if the executive exercises his withdrawal rights, the Bank will be required to record, within ten days of the involuntary termination of employment, a final phantom contribution in an amount equal to: (i) the full phantom contribution required for the plan year in which such involuntary termination occurs, if not yet made, plus (ii) the present value of the lesser of (A) the next five years contributions to the secular grantor trust or (B) all remaining phantom contributions.

All benefits credited to Messrs. Wagner and Ormsby under the supplemental executive retirement plan are nonforfeitable under the plan and therefore will be distributed to each executive upon termination of employment for any reason.

All unvested stock awards and unvested or unexercised stock options granted under the 2007 Equity Incentive Plan will be forfeited upon voluntary termination and termination without cause or good reason.

Payments Made Upon Disability. If Messrs. Wagner or Ormsby become disabled, resulting in the executive’s termination of employment, the employment agreements provide for a disability benefit equal to 100% of the executive’s bi-weekly rate of base salary as of the executive’s termination date. The executives’ disability payments will be reduced by any disability benefits paid to the executives under any policy or program maintained by the Bank and/or the Company. Disability benefits cease upon the earlier of: (1) the date an executive returns to full-time employment; (2) the executive’s death; (3) the executive’s attainment of age 65; or (4) the expiration of the executive’s employment agreement.

Mr. Omer, Ms. Costa and Ms. Aigner participate in the Bank’s disability plan and are entitled to benefits based on age and compensation.

Upon termination due to disability, outstanding stock options granted pursuant to our 2007 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these executive’s under the plan automatically vest upon termination due to disability.

See also discussion above in “—Payments Made Upon Voluntary Termination and Termination Without Cause or for Good Reason” for a discussion of payments made upon disability under the executive supplemental income agreements and the supplemental executive retirement plan.

Payments Made Upon Death. Under Mr. Wagner’s and Mr. Ormsby’s employment agreements, the executive’s estate is entitled to receive compensation due to the executive through the last day of the calendar month in which his death occurred.

Upon termination due to death, outstanding stock options granted pursuant to our 2007 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these executives under the plan automatically vest upon death.

Under the executive supplemental income agreements for Messrs. Wagner, Ormsby and Omer and Ms. Costa, if the executive does not exercise his/her withdrawal rights, dies while employed by the Bank, and if, following the executive’s death, the assets of the secular grantor trust are insufficient to provide the supplemental retirement income benefit to which the executive is entitled, the Bank will be required to make a contribution to the secular grantor trust equal to the sum of the remaining contributions set forth in the agreement, after taking into consideration any payments under any life insurance policies that may have been obtained on the executive’s life by the secular grantor trust. The final contribution will be payable in a lump sum to the secular grantor trust within 30 days of the executive’s death. If the executive exercises his/her withdrawal rights and dies while employed by the Bank, phantom contributions included in the agreement shall be required of the Bank. Such phantom contributions shall commence in the plan year following the plan year in which the executive exercises his/her withdrawal rights and shall continue through the plan year in which the executive dies. The Bank shall also be required to record a final phantom contribution within 30 days of the executive’s death. The amount of such final phantom contribution shall be actuarially determined based on the phantom contribution required at such time (if any), in order to provide a benefit via the agreement equivalent to the supplemental retirement income benefit commencing within 30 days of the date the administrator receives notice of the executive’s death and continuing for the duration of the payout period.

All benefits credited to Messrs. Wagner and Ormsby under the supplemental executive retirement plan are nonforfeitable under the plan and therefore will be distributed to each executive upon termination of employment for any reason.

Retirement. Under Mr. Wagner’s and Mr. Ormsby’s employment agreements, the executive will receive the compensation due to him through his retirement date.

The Bank’s executive supplemental income agreements provide that Messrs. Wagner, Ormsby and Omer and Ms. Costa will receive a supplemental retirement income benefit following retirement at or after age 65. This benefit may be payable in a lump sum or in monthly installments over a 20-year period. In the event an executive dies at anytime after the later of: (i) his/her 65th birthday or (ii) the actual date the executive terminates his/her service with the Bank, but prior to the commencement or completion of his/her benefit payments, the Bank will pay the executive’s beneficiary the benefits which were due to the executive. The actual amount of each executive’s supplemental income retirement benefit will be a function of (i) the amount and timing of contributions (or phantom contributions) to the secular grantor trust (or an accrued benefit account) and (ii) the actual investment experience of the contributions (or the monthly compounding rate of phantom contributions).

All benefits credited to Messrs. Wagner and Ormsby under the supplemental executive retirement plan are nonforfeitable under the plan and therefore will be distributed to each executive upon termination of employment for any reason.

All unvested stock awards and unvested or unexercised stock options granted under the 2007 Equity Incentive Plan will be forfeited upon retirement.

Payments Made Upon Termination Following a Change in Control. The employment agreements for Messrs. Wagner and Ormsby provide the executive with severance benefits, if within 2 years following a change in control of the Bank or the Company, the executive terminates employment for Good Reason (as defined in the agreements) or if the Bank, Company or its successor terminates the executives employment for reasons other than Cause following a change in control. The severance benefit would be equal to three times the average of the executive’s annual compensation for the five preceding taxable years (the “base amount”), plus the value of the benefits the executives would have received under the Bank’s retirement plans for 36 months. Continued life, health and dental coverage would also be provided to Messrs. Wagner and Ormsby for 36 months following their termination of employment. Under the terms of the Company’s employment agreement, Mr. Wagner and Mr. Ormsby would also be entitled to receive additional tax indemnification payments if the payments and benefits under their employment agreements or any other payments triggered liability under the Internal Revenue Code of 1986, as amended, as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments which equal or exceed three times an executive’s base amount. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s base amount.

The change in control agreements for Ms. Aigner, Ms. Costa and Mr. Omer provide the executives with a severance benefit if, following a change in control of the Bank or the Company, the executive terminates employment for Good Reason (as defined in the agreements) or if the Bank, Company or a successor of the Company or the Bank terminates the executives employment for reasons other than Cause within two years of a change in control. The severance benefit would be equal to three times the executive’s base amount. Continued life, health and dental coverage would also be provided to the executive for 36 months following his or her termination of employment. However, the change in agreements provide that the total value of the benefits provided and payments made to the executive in connection with a change in control may not exceed three times the executive’s base amount (“280G Limit”).

Under the executive supplemental income agreements for Messrs. Wagner, Ormsby and Omer and Ms. Costa, if the executive does not exercise his/her withdrawal rights and a change in control occurs at the Bank, followed within 36 months by either (i) the executive’s involuntary termination of employment, or (ii) executive’s voluntary termination of employment under circumstances set forth in the agreement, the Bank is required to make a final contribution to the secular grantor trust within 10 days of the executive’s termination of employment equal to the present value of all remaining contributions which would have been required to be made on behalf of executive if executive had remained in the employ of the Bank until the benefit date; provided, however, in no event shall the contribution be less than an amount which is sufficient to provide the executive with after-tax benefits beginning at his/her benefit age, equal in amount to that benefit which would have been payable to the executive if no secular trust had been implemented and the benefit obligation had been accrued under applicable accounting guidance. Under similar circumstances and if the executive exercises his/her withdrawal rights, the Bank shall be required to record a lump sum phantom contribution in the accrued benefit account within 10 days of the executive’s termination of employment. The amount of such final phantom contribution shall be actuarially determined based on the phantom contribution required, at such time, in order to provide a benefit via the agreement equivalent to the supplemental retirement income benefit, on an after-tax basis, commencing on the executive’s benefit commencement date and continuing for the duration of the payout period.

Under the terms of our employee stock ownership plan, upon a change in control (as defined in the plan), the plan will terminate and the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Unlike the payments made under the employment agreements, change in control agreements, and non-qualified defined compensation arrangements, payments under our employee stock ownership plan are not categorized as parachute payments and therefore not subject to each executive’s 280G Limit.

We maintain a supplemental executive retirement plan that provides Messrs. Wagner and Ormsby with a cash payment in the event of a change in control equal to the benefit the executives would have received under our employee stock ownership plan, had the executives remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on each executive’s behalf. All benefits credited to Messrs. Wagner and Ormsby under the supplemental executive retirement plan are nonforfeitable under the plan and therefore will be distributed to each executive upon termination of employment for any reason.

In the event of a change in control of the Company or the Bank, outstanding stock options granted pursuant to our 2007 Equity Incentive Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to executives under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards each executive’s 280G Limit.

Potential Post-Termination or Change in Control Benefits Tables. The amount of compensation payable to each named executive officer upon termination for cause, termination without cause, change in control with termination of employment, disability and retirement is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts do not include the executive’s account balances in the Bank’s tax-qualified retirement plans or executive account balances in the supplemental income agreements to which each executive has a non-forfeitable interest. The amounts shown relating to unvested options and awards are based upon the closing price of the Company’s common stock on December 31, 2009, of $12.48 per share. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Chicopee Bancorp.

The following table provides the amount of compensation payable to Mr. Wagner for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Termination Without Cause/or for Good Reason		Change in Control With Termination of Employment	Disability	Retirement		Death
Base Salary	$—	$1,010,557		$2,357,249	$1,010,557	$—		$—
Bonuses	—	—		—	—	—		—
401(k) matching contribution and ESOP benefit	—	79,456		81,633	—	—		—
Health and welfare benefits	—	88,199		90,615	—	—		—
Supplemental Income Agreement and SERP benefits	—	682,471		701,169	—	—		—
Section 280G tax gross-up	—	—		1,454,383	—	—		—
Value of acceleration of unvested equity awards	—	—		556,883	556,845	—		556,845
Payment under supplemental income agreement	—	444,617	(1)	444,617	444,617	—	(2)	464,082	(3)
Payment under SERP	—	—		817,207	—	—		—

Total severance payment	$—	$2,305,300		$6,503,756	$2,012,019	$—		$1,020,927

(1)	The Company has not taken into account the minimum contribution necessary to provide the participants with an after-tax benefit equal in amount to that benefit which would have been payable to the executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106. In addition, for purposes of the present value calculations, the Company has assumed a discount rate of 8% in order to be consistent with the agreement.
(2)	The executive has not reached retirement age (age 65) and no benefits are payable until age 65. In the event that a participant voluntarily terminates prior to age 65, beginning at age 65, the executive would receive the accrued benefit account annuitized into monthly installments over the payout period as outlined in the agreement.
(3)	The Company has not taken into account any payments under any life insurance policies that may have been obtained on the executive’s life by the trust.

The following table provides the amount of compensation payable to Mr. Ormsby for each of the situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Termination Without Cause/or for Good Reason	Change in Control With Termination of Employment	Disability	Retirement		Death
Base Salary	$—	$604,385	$1,343,819	$604,385	$—		$—
Bonuses	—	—	—	—	—		—
401(k) matching contribution and ESOP benefit	—	74,989	77,043	—	—		—
Health and welfare benefits	—	71,546	73,506	—	—		—
Supplemental Income Agreement and SERP benefits	—	273,166	280,650	—	—		—
Section 280G tax gross-up	—	—	796,380	—	—		—
Value of acceleration of unvested equity awards	—	—	400,870	400,870	—		400,870
Payment under supplemental income agreement	—	—	—	—	—	(1)	—	(2)
Payment under SERP	—	—	436,817	—	—		—

Total severance payment	$—	$1,024,085	$3,409,084	$1,005,255	$—		$400,870

(1)	The executive has not reached retirement age (age 65) and no benefits are payable until age 65. In the event that a participant voluntarily terminates prior to age 65, beginning at age 65, the executive would receive the accrued benefit account annuitized into monthly installments over the payout period as outlined in the agreement.
(2)	The Company has not taken into account any payments under any life insurance policies that may have been obtained on the executive’s life by the trust.

The following table provides the amount of compensation payable to Mr. Omer for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Termination Without Cause/or for Good Reason		Change in Control With Termination of Employment	Disability (1)		Retirement		Death
Base Salary	$—	$—		$661,988	$740,037		$—		$—
Bonuses	—	—		—	—		—		—
Health and welfare benefits	—	—		63,990	—		—		—
Value of acceleration of unvested equity awards	—	—		311,950	311,950		—		311,950
Payment under supplemental income agreement	—	229,703	(2)	229,703	229,703	(2)	—	(3)	271,319	(4)

Total payment before Section 280G limit	—	229,703		1,267,631	1,266,213		—		583,269
Less amount over Section 280G limit	—	—		(178,738)	—		—		—

Total severance payment	$—	$229,703		$1,088,893	$1,281,690		$—		$583,269

(1)	Benefit based on Bank disability insurance plan that provides a benefit of 66 2/3% of compensation until normal retirement age. Benefit will be paid over 6 years for Mr. Omer.
(2)	The Company has not taken into account the minimum contribution necessary to provide the participants with an after-tax benefit equal in amount to that benefit which would have been payable to the executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106. In addition, for purposes of the present value calculations, the Company has assumed a discount rate of 8% in order to be consistent with the agreement.
(3)	The executive has not reached retirement age (age 65) and no benefits are payable until age 65. In the event that a participant voluntarily terminates prior to age 65, beginning at age 65, the executive would receive the accrued benefit account annuitized into monthly installments over the payout period as outlined in the agreement.

(4)	The Company has not taken into account any payments under any life insurance policies that may have been obtained on the executive’s life by the trust.

The following table provides the amount of compensation payable to Ms. Costa for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Termination Without Cause/or for Good Reason		Change in Control With Termination of Employment		Disability(1)		Retirement		Death
Base Salary	$—	$—		$458,104		$260,013		$—		$—
Bonuses	—	—		—		—		—		—
Health and welfare benefits	—	—		57,492		—		—		—
Value of acceleration of unvested equity awards	—	—		200,529		200,529		—		200,529
Payment under supplemental income agreement	—	88,513	(2)	88,513	(2)	88,513	(2)	—	(3)	92,388	(4)

Total payment before Section 280G limit	—	88,513		804,638		549,055		—		292,917
Less amount over Section 280G limit	—	—		(101,482)		—		—		—

Total severance payment	$—	$88,513		$703,156		$549,055		—		$292,917

(1)	Benefit based on Bank disability insurance plan that provides a benefit of 66 2/3% of compensation until normal retirement age. Benefit will be paid over 3 years for Ms. Costa.
(2)	The Company has not taken into account the minimum contribution necessary to provide the participants with an after-tax benefit equal in amount to that benefit which would have been payable to the executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106. In addition, for purposes of the present value calculations, the Company has assumed a discount rate of 8% in order to be consistent with the agreement.
(3)	The executive has not reached retirement age (age 65) and no benefits are payable until age 65. In the event that a participant voluntarily terminates prior to age 65, beginning at age 65, the executive would receive the accrued benefit account annuitized into monthly installments over the payout period as outlined in the agreement.
(4)	The Company has not taken into account any payments under any life insurance policies that may have been obtained on the executive’s life by the trust.

The following table provides the amount of compensation payable to Ms. Aigner for each of situations listed below.

	Payments Due Upon
Payment and Benefit	Termination For Cause	Termination Without Cause/or for Good Reason	Change in Control With Termination of Employment	Disability(1)	Retirement	Death
Base Salary	$—	$—	$267,345	$806,707	$—	$—
Bonuses	—	—	—	—	—	—
Health and welfare benefits	—	—	49,248	—	—	—
Value of acceleration of unvested equity awards	—	—	200,529	200,529	—	200,529

Total severance payment before Section 280G limit	—	—	517,121	1,007,236	—	200,529
Less amount over Section 280G limit	—	—	(87,927)	—	—

Total severance payment	—	—	$429,194	$1,007,236	—	$200,529

(1)	Benefit based on Bank disability insurance plan that provides a benefit of 66 2/3% of compensation until normal retirement age. Benefit will be paid over 11 years for Ms. Aigner.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Chicopee Bancorp, Inc.

Gregg F. Orlen, Chairman

Arthur F. DuBois

Louis E. Dupuis

Douglas K. Engebretson

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of ownership reports, Messrs. Costa, Dupuis, Giokas, Moylan, Omer and Wagner each filed one late Form 4 relating to one transaction, Mr. Ormsby filed one late Form 4 with respect to two transactions and Ms. Aigner filed two late Forms 4, each relating to one transaction. Based on our review of such ownership reports, no other officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2009.

Policies and Procedures for Approval of Related Persons Transactions

The Audit Committee has adopted a written policy which provides procedures for the review, approval and/or ratification of certain transactions required to be reported under applicable rules of the SEC. Under these procedures, related party consists of directors, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of the outstanding class of the voting securities of the Company or immediate family members. Pursuant to the Audit Committee Charter, unless otherwise reviewed by a committee of independent directors, the Audit Committee shall approve all related party transactions.

Transactions with Related Persons

Loans or Extensions of Credit. A number of the Company’s directors and their associates are customers of the Bank. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Other Transactions. Francine Jasinski Hayward is the owner of Jasin Advertising, Inc., an advertising agency. During fiscal 2009, Jasin Advertising, Inc. was paid approximately $375,270 from the Bank for services it provided to the Bank.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 21, 2010. If next year’s annual meeting is held on a date more than 30 calendar days from May 26, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous years’ annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from date of the previous year’s annual meeting and in connection with the first annual meeting following the conversion, then such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Chicopee Bancorp, Inc., P.O. Box 300, 70 Center Street, Chicopee, Massachusetts 01014. Communications to the Board of Directors should be in the care of Theresa C. Szlosek, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to John Moylan, the Chair of the Nominating and Corporate Governance Committee. It is in the discretion of the Nominating and Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Theresa C. Szlosek
Corporate Secretary

Chicopee, Massachusetts

April 19, 2010

REVOCABLE PROXY

CHICOPEE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2010

1:00 p.m., Local Time

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Francine Jasinski Hayward, James P. Lynch, William D. Masse, W. Guy Ormsby and William J. Wagner

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Berry, Dunn, McNeil & Parker as independent registered public accounting firm of Chicopee Bancorp, Inc. for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to (1) the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,

PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 26, 2010.

VOTE BY TELEPHONE	VOTE BY INTERNET
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 26, 2010 1-866-883-2397	Anytime prior to 3 a.m., May 26, 2010 Go to https://www.proxyvotenow.com/cbnk

PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET OR

BY MAIL, WILL BE THE VOTE COUNTED.

REVOCABLE PROXY

CHICOPEE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2010

1:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Chicopee Bancorp, Inc. (the “Company”), consisting of Thomas J. Bardon, James H. Bugbee, Douglas K. Engebretson, Gregg F. Orlen or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 26, 2010 at 1:00 p.m., local time, at Storrowton Tavern Carriage House, 1305 Memorial Avenue, West Springfield, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as indicated on the reverse side of this proxy:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

CHICOPEE BANCORP, INC. — ANNUAL MEETING

MAY 26, 2010

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-883-2397 on a Touch Tone telephone. There is NO CHARGE to you for this call.

or

2.	Via the internet at https://www.proxyvotenow.com/cbnk and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

VOTING INSTRUCTION CARD

CHICOPEE BANCORP, INC. –ESOP

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2010

1:00 p.m., Local Time

The undersigned hereby directs the Trustee(s) to vote all shares of common stock of Chicopee Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2010 at 1:00 p.m., local time, at Storrowton Tavern Carriage House, 1305 Memorial Avenue, West Springfield, Massachusetts and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

2.	Francine Jasinski Hayward, James P. Lynch, William D. Masse, W. Guy Ormsby and William J. Wagner

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Berry, Dunn, McNeil & Parker as independent registered public accounting firm of Chicopee Bancorp, Inc. for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.